  News Release

INTERNATIONAL GAME TECHNOLOGY

REPORTS THIRD QUARTER

FISCAL YEAR 2008 RESULTS

(Reno, NV – July 17, 2008) – International Game Technology (NYSE: IGT) announced today operating results for the third quarter ended June 30, 2008. Net income for the quarter was $108.3 million or $0.35 per diluted share versus $136.4 million or $0.41 per diluted share in the same quarter last year.  For the nine-month period ended June 30, 2008, net income was $290.5 million or $0.92 per diluted share compared to $385.6 million or $1.14 per diluted share in the same period last year.  Comparability for the year-to-date periods is affected by a number of significant items.  A supplemental schedule of these items is included at the end of this release.

"Although the market environment continues to be impacted by unfavorable economic conditions, IGT delivered strong revenues and gross profits during the third quarter,” said Chairman and CEO TJ Matthews.  “We furthered our server-based gaming initiatives with the release of several new models on our Advanced Video Platform (AVP®) and the completion of the strategic acquisition of Million-2-1 in the third quarter, as well as closing the acquisition of substantially all of the assets of Cyberview Technology, Inc. in July.  In addition, we have repurchased 14.6 million shares of IGT stock since April 18, 2008.”

Gaming Operations

Third quarter revenues and gross profit from gaming operations were $333.6 million and $202.1 million, respectively, compared to $341.9 million and $210.6 million for the same quarter last year.  For the nine months ended June 30, 2008, revenues and gross profit from gaming operations totaled $1.0 billion and $585.4 million, respectively, compared to $1.0 billion and $608.3 million in the same prior year period.

For the current quarter and year-to-date, gross margins on gaming operations were 61% and 58%, respectively, compared to 62% and 60% in the prior year. Gross profit and margins in the current year-to-date period were impacted by significant interest rate reductions that increased jackpot-related expense and technical obsolescence charges for fixed assets related to our transition to new game cabinets and platforms.  In the prior year-to-date period, gross profit and margins were favorably impacted by a gain from the Gulf Coast hurricane property damage portion of the insurance proceeds that totaled $5.0 million before tax.

As of June 30, 2008, our gaming operations installed base totaled 59,200, an increase of 1,000 units from the prior year quarter and 500 units from the immediately preceding quarter.  Sequential and year-over-year growth was primarily the result of expansion in international lease operations markets.

Product Sales

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues (in millions)
North America	$232.7	$212.6	$548.0	$600.6
International	111.1	152.0	341.6	350.1
Total	$343.8	$364.6	$889.6	$950.7

Gross Margin
North America	53%	55%	54%	55%
International	55%	46%	54%	47%
Total	54%	51%	54%	52%

Units Shipped
North America	12,200	12,800	26,100	34,700
International	8,000	24,100	26,500	47,800
Total	20,200	36,900	52,600	82,500

© IGT. All rights reserved.

Worldwide product sales revenues generated third quarter gross profit of $185.6 million compared to $186.0 million in the prior year.  Non-machine revenues (comprised of gaming systems, parts, conversions and other fees) totaled $115.3 million or 34% of total product sales versus $91.6 million or 25% in the comparable prior year quarter.  Although domestic shipments continued to be affected by the lower levels of North America replacement demand, shipments to new or expanded casinos improved 2,200 units compared to the prior year quarter.  Internationally, fewer shipments, primarily into Japan and the UK, were partially offset by strong shipments into Latin America.

For the nine-month period ended June 30, 2008, worldwide product sales generated gross profit of $479.4 million versus $496.9 million in the prior year due to a reduction in machine sales partially offset by growth in non-machine revenues.   Non-machine revenues improved to $301.8 million or 34% of total product sales year-to-date compared to $266.1 million or 28% of total product sales in the prior year.

Gross margin improvements for both the quarter and year-to-date periods are primarily due to fewer machine shipments into the lower margin Japan and UK markets combined with a stronger mix of non-machine sales.

Operating Expenses and Other Income/Expense

Consolidated operating expenses totaled $200.7 million in the third quarter and $555.4 million year-to-date compared to $180.3 million and $501.3 million in the same prior year periods, respectively.  Prior year-to-date operating expenses were favorably impacted by gains from the Gulf Coast business interruption portion of the insurance proceeds totaling $12.0 million and the sale of a corporate aircraft totaling $5.8 million.  Excluding these items, operating expenses increased primarily as a result of higher staffing expense to support sales and development initiatives, as well as higher bad debt provisions.  Unfavorable bad debt provisions totaled $4.4 million for the quarter and $5.5 million year-to-date versus favorable provisions of $2.0 million and $7.5 million in the same prior year periods, respectively.

Other expense, net, in the third quarter increased $5.4 million over the prior year quarter, primarily due to higher interest expense on increased borrowings.

Cash Flows & Balance Sheet

For the nine-month period ended June 30, 2008, IGT generated $360.7 million in cash from operations on net income of $290.5 million compared to $564.9 million on net income of $385.6 million in the prior year period.  Lower year-over-year cash from operations was primarily the result of lower net income, changes in working capital and additional prepayments to secure long-term licensing rights.

Working capital increased to $779.0 million at June 30, 2008 compared to $595.5 million at September 30, 2007.  Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $382.1 million at June 30, 2008 versus $400.7 million at September 30, 2007.  Debt totaled $2.0 billion at June 30, 2008 compared to $1.5 billion at September 30, 2007.  The available capacity on our $2.5 billion line of credit totaled $1.4 billion as of June 30, 2008.

Capital Deployment

On May 19, 2008, our Board of Directors declared a quarterly cash dividend of fourteen cents ($0.14) per share, payable on July 1, 2008 to shareholders of record on June 11, 2008.

During the third quarter, IGT repurchased 8.1 million shares at an aggregate cost of $265.9 million.  For the nine-month period ended June 30, 2008, share repurchases totaled 13.9 million shares at an aggregate cost of $510.9 million.  An additional 6.5 million shares have been repurchased at an aggregate cost of $157.5 million from June 30, 2008 through July 16, 2008. The remaining authorization under the Company’s stock repurchase program totaled 12.9 million shares at July 16, 2008.

As previously announced on June 26, 2008, IGT will host a conference call regarding its Third Quarter Fiscal Year 2008 earnings release on Thursday, July 17, 2008 at 6:00 a.m. (Pacific Time).  The access numbers are as follows:

- Domestic callers dial 888-455-9641, passcode IGT

- International callers dial 517-308-9004, passcode IGT

© IGT. All rights reserved.

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Friday, July 25, 2008 at http://www.IGT.com/InvestorRelations.

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Time) on Thursday, July 17, 2008.  This replay will run through Friday, July 25, 2008.  The access numbers are as follows:

- Domestic callers dial 888-704-1108

- International callers dial 402-220-6438

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:

▪

We furthered our server-based gaming initiatives with the release of several new models on our Advanced Video Platform (AVP®) and the completion of the strategic acquisition of Million-2-1 in the third quarter, as well as closing the acquisition of substantially all of the assets of Cyberview Technology, Inc. in July

Actual results could differ materially from those projected or reflected in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

▪

Unfavorable changes to regulations or problems with obtaining or maintaining needed licenses or approvals

▪

Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels

▪

Decreases in interest rates, which in turn increases our costs to fund jackpots

▪

Slow growth in the number of new casinos or the rate of replacement of existing gaming machines

▪

Failure to successfully develop and manage frequent introductions of innovative products

▪

Failure to attract, retain and motivate key employees may adversely affect our ability to compete

▪

Failure or inability to protect our intellectual property

▪

Claims of intellectual property infringement or invalidity

▪

Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity

▪

Risks related to international operations

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:  Patrick Cavanaugh

Vice President, Corporate Finance & Investor Relations

1-866-296-4232

© IGT. All rights reserved.

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
(In millions, except per share amounts)
Revenues
Gaming operations	$333.6	$341.9	$1,006.9	$1,007.9
Product sales	343.8	364.6	889.6	950.7
Total revenues	677.4	706.5	1,896.5	1,958.6
Costs and operating expenses
Cost of gaming operations	131.5	131.3	421.5	399.6
Cost of product sales	158.2	178.6	410.2	453.8
Selling, general and administrative	123.4	106.9	335.2	292.4
Research and development	58.4	51.4	163.5	148.5
Depreciation and amortization	18.9	22.0	56.7	60.4
Total costs and operating expenses	490.4	490.2	1,387.1	1,354.7
Operating income	187.0	216.3	509.4	603.9
Other income (expense), net	(5.3)	0.1	(21.7)	6.7
Income before tax	181.7	216.4	487.7	610.6
Income tax provisions	73.4	80.0	197.2	225.0
Net income	$108.3	$136.4	$290.5	$385.6
Basic earnings per share	$0.35	$0.41	$0.93	$1.16
Diluted earnings per share	$0.35	$0.41	$0.92	$1.14
Weighted average shares outstanding
Basic	309.1	330.8	311.9	332.9
Diluted	311.1	334.5	315.1	339.7

© IGT. All rights reserved.

Unaudited Condensed Consolidated Balance Sheets

June 30,		September 30,
2008		2007
(In millions)
Assets
Current assets
Cash and equivalents	$274.3	$261.3
Investment securities, at market value	-	51.3
Restricted cash and investments	107.8	88.1
Receivables, net	473.1	503.1
Inventories	193.4	144.8
Jackpot annuity investments	67.5	66.5
Other	325.3	171.9
Total current assets	1,441.4	1,287.0
Notes and contracts receivable, net	124.7	63.6
Property, plant and equipment, net	592.2	567.4
Jackpot annuity investments	433.4	441.5
Goodwill and intangibles, net	1,350.3	1,362.1
Other assets	574.0	445.9
Total assets	$4,516.0	$4,167.5
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of notes payable	$6.6	$5.6
Accounts payable	101.0	121.1
Jackpot liabilities	188.2	170.7
Accrued income taxes	15.8	49.5
Dividends payable	43.3	44.4
Other accrued liabilities	307.5	300.2
Total current liabilities	662.4	691.5
Notes payable, net of current maturities	1,977.1	1,503.0
Non-current jackpot liabilities	465.8	472.4
Other liabilities	229.7	47.9
Total liabilities	3,335.0	2,714.8
Total stockholders' equity	1,181.0	1,452.7
Total liabilities and stockholders' equity	$4,516.0	$4,167.5

© IGT. All rights reserved.

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	June 30,
	2008	2007
(In millions)
Operations
Net income	$290.5	$385.6
Depreciation, amortization, and asset charges	210.4	198.6
Other non-cash items	53.4	24.1
Changes in operating assets and liabilities:
Receivables	(11.5)	(25.4)
Inventories	(48.2)	18.3
Accounts payable and accrued liabilities	(78.2)	0.9
Jackpot liabilities	(11.2)	(40.7)
Income taxes	(7.1)	(22.0)
Prepaid and other assets	(37.4)	25.5
Cash from operations	360.7	564.9
Investing
Capital expenditures	(221.6)	(260.1)
Investments, net	72.3	49.8
Jackpot annuity investments, net	28.6	18.8
Changes in restricted cash	(77.0)	7.7
Business acquisitions	(12.6)	(36.8)
Other	(16.2)	(4.2)
Cash from investing	(226.5)	(224.8)
Financing
Debt proceeds (repayments), net	394.7	264.6
Employee stock plans	86.0	71.7
Dividends paid	(132.3)	(130.9)
Share repurchases	(474.0)	(611.5)
Cash from financing	(125.6)	(406.1)
Foreign exchange rates effect on cash	4.4	(4.5)
Net change in cash and equivalents	13.0	(70.5)
Beginning cash and equivalents	261.3	294.6
Ending cash and equivalents	$274.3	$224.1

© IGT. All rights reserved.

Unaudited Supplemental Data

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
Calculation of Earnings Per Share	2008	2007	2008	2007
(In millions, except per share amounts)
Net income	$108.3	$136.4	$290.5	$385.6
Basic weighted average shares outstanding	309.1	330.8	311.9	332.9
Dilutive effect of stock awards	2.0	3.7	3.2	4.4
Dilutive effect of convertible debentures	-	-	-	2.4
Diluted weighted average shares outstanding	311.1	334.5	315.1	339.7

Basic earnings per share	$0.35	$0.41	$0.93	$1.16
Diluted earnings per share	$0.35	$0.41	$0.92	$1.14

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
Reconciliation of Net Income to Adjusted EBITDA	2008	2007	2008	2007
(In millions)
Net income	$108.3	$136.4	$290.5	$385.6
Income tax provisions	73.4	80.0	197.2	225.0
Other (income) expense, net	5.3	(0.1)	21.7	(6.7)
Depreciation and amortization	64.0	66.1	210.4	198.6
Share-based compensation	10.2	9.0	27.5	26.8
Adjusted EBITDA	$261.2	$291.4	$747.3	$829.3

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Nine Months Ended
	June 30,
Reconciliation of Cash from Operations to Free Cash Flow	2008	2007
(In millions)
Cash from operations	$360.7	$564.9
Investment in property, plant and equipment	(78.4)	(103.6)
Investment in gaming operations equipment	(134.1)	(144.3)
Investment in intellectual property	(9.1)	(12.2)
Free Cash Flow before dividends	139.1	304.8
Dividends paid	(132.3)	(130.9)
Free Cash Flow	$6.8	$173.9

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations.  Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid.  Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles.  All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

© IGT. All rights reserved.

Unaudited Supplemental Data (continued)

Significant Items Affecting Comparability	Income statement line impacted	Nine Months Ended
		June 30,
		2008	2007
(In millions)		favorable (unfavorable)
Decline in interest rates (jackpot funding)	Cost of gaming operations	$(15.6)	$(2.2)
Hurricane insurance gain, property	Cost of gaming operations	-	5.0
Fixed asset charges (technological obsolescence)	Cost of gaming operations	(10.4)	-
Inventory write-downs (technological obsolescence)	Cost of product sales	(2.4)	-
Bad debt provision	Sales, General, & Administrative	(5.5)	7.5
International restructuring charges	Sales, General, & Administrative	(1.6)	-
Hurricane insurance gain, business interruption	Sales, General, & Administrative	-	12.0
Gain on sale of corporate plane	Sales, General, & Administrative	-	5.8
Subtotal amounts before tax	Income before tax	$(35.5)	$28.1
Tax effect	Income tax provision	13.3	(10.6)
Discrete tax items	Income tax provision	(8.3)	(4.6)
Total amounts after tax		$(30.5)	12.9

© IGT. All rights reserved.